Exhibit 99.1

FOR IMMEDIATE RELEASE

August 31, 2016

Private Bancshares, Inc. enters into Definitive Agreement to Join National Commerce Corporation

Private Bank of Buckhead and its Private Bank of Decatur and PrivatePlus Mortgage divisions will be part of National Bank of Commerce family

BIRMINGHAM, AL and ATLANTA, GA (August 31, 2016) – National Commerce Corporation (Nasdaq: NCOM) (“NCC”), the parent company of National Bank of Commerce (“NBC”), headquartered in Birmingham, Alabama, and Private Bancshares, Inc. (“Private Bancshares”), the parent company of Private Bank of Buckhead (“PBB”), headquartered in Atlanta, Georgia, today jointly announced the signing of a definitive agreement providing for the merger of Private Bancshares with and into NCC. Simultaneously with the holding company merger, PBB will merge with and into NBC, but will continue to operate under its current trade names (Private Bank of Buckhead, Private Bank of Decatur and PrivatePlus Mortgage) and existing management team. The transaction is expected to result in a combined institution with approximately $2.0 billion in assets.

John H. Holcomb, III, Chairman and Chief Executive Officer of NCC, commented on the announcement, saying, “We are excited about the opportunity to partner with the team at Private Bank of Buckhead. Having known Charlie Crawford for more than 16 years, we are pleased to reach this agreement. PBB’s model of hiring experienced bankers who bring value to their customers through high-touch service fits very well with ours. PBB’s clients, like ours, appreciate the benefits of working closely with talented bankers who understand their markets and have the authority to make decisions. The merger with Private Bancshares is an important component of our strategic plan to build a meaningful community banking franchise in areas that we know well.”

Charles B. (Charlie) Crawford, Jr., Chairman, President and Chief Executive Officer of Private Bancshares, also commented on the announcement, saying, “Our affiliation with NCC will allow us to continue being the bank of choice for the communities we serve. We share with NCC and NBC a commitment to community banking and exceptional customer service and are honored and excited to continue building an enduring community banking enterprise. This is the right next step for us and the people we serve, and we believe this is an optimal way to approach our 10th anniversary in December 2016 in a position of strength, stability and customer focus.”

Richard Murray, IV, President and Chief Operating Officer of NCC, also commented on the strategic fit of the merger with NCC’s current Atlanta loan production office operation, stating that “Mike Holcomb and the rest of our Atlanta team are excited about this opportunity to partner with Private Bancshares, as it will give them additional strength and momentum in the market.”

Under the terms of the definitive merger agreement, each share of common stock of Private Bancshares issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive either 0.85417 shares of NCC common stock or cash in the amount of $20.50. Under the agreement, the total amount of cash payable in the merger will in no event exceed $8,321,000 (representing a cash payment in exchange for approximately 15% of the maximum potential outstanding shares of Private Bancshares common stock), subject to NCC’s option to increase such cash payment to an amount representing a cash payment in exchange for approximately 20% of the outstanding shares of Private Bancshares common stock outstanding at the Effective Time. Accordingly, elections by shareholders of Private Bancshares to receive a particular form of consideration, whether cash or shares of NCC common stock, will be prorated as necessary to cause the total amount of cash payable by NCC in the merger to equal, as nearly as practicable, the amount calculated as described above.

The boards of directors of NCC, NBC, Private Bancshares and PBB have unanimously approved the transaction. The transaction is subject to customary closing conditions, including receipt of regulatory approvals and approval by Private Bancshares’ shareholders.

Keefe, Bruyette & Woods, Inc. acted as financial adviser to NCC, and Maynard, Cooper & Gale, P.C. acted as its legal adviser. Banks Street Partners, LLC acted as financial adviser to Private Bancshares, and Bryan Cave LLP acted as its legal adviser.

Conference Call Details

NCC will host a conference call today, Wednesday, August 31, 2016, at 9:00 a.m. Eastern Time to discuss the merger. Investors may call in (toll free) by dialing (844) 296-8205 (conference ID 74057212). Alternatively, individuals may listen to the live webcast of the conference call by visiting www.nationalbankofcommerce.com, and then clicking on the “Investor Relations” link under the “Learn More” tab located on that webpage. The presentation materials to be used during the conference call/webcast will be posted to the same website in advance of the conference call/webcast. A replay of the webcast will be available on the website for one year.

About National Commerce Corporation

National Commerce Corporation (Nasdaq: NCOM), a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama. Substantially all of the operations of National Commerce Corporation are conducted through the company’s wholly owned subsidiary, National Bank of Commerce. National Bank of Commerce currently operates seven full-service banking offices in Alabama (in Birmingham, Huntsville, Auburn-Opelika, and Baldwin County) and ten full-service banking offices in central and northeast Florida (in Vero Beach through National Bank of Commerce; in Longwood, Winter Park, Orlando, and Oviedo through United Legacy Bank, a division of National Bank of Commerce; and in Tavares, Port Orange, St. Augustine, and Ormond Beach through Reunion Bank of Florida, a division of National Bank of Commerce), as well as a loan production office in Atlanta, Georgia. National Bank of Commerce provides a broad array of financial services for commercial and consumer customers.

Additionally, National Bank of Commerce owns a majority stake in Corporate Billing, LLC, a transaction-based finance company headquartered in Decatur, Alabama that provides factoring, invoicing, collection and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

National Commerce Corporation files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.nationalbankofcommerce.com. More information about National Commerce Corporation and National Bank of Commerce may be obtained at www.nationalbankofcommerce.com.

About Private Bancshares, Inc.

Private Bancshares, Inc., a Georgia corporation, is a bank holding company headquartered in Atlanta, Georgia. Through its bank subsidiary, Private Bank of Buckhead, a Georgia state-chartered bank, Private Bancshares offers a relationship-driven community banking model to its customers designed to provide a personalized and tailored financial experience. Private Bancshares operates two full-service banking offices, with its headquarters in the Buckhead area of Atlanta, Georgia, and a branch office in Decatur, Georgia that operates under the trade name “Private Bank of Decatur, a division of Private Bank of Buckhead.” In addition, the bank’s PrivatePlus Mortgage division, based in Atlanta, offers a number of mortgage-related products and services and originates mortgages in all 50 states and the District of Columbia. For more information about Private Bancshares (Private Bank of Buckhead, Private Bank of Decatur and PrivatePlus Mortgage), visit privatebankofbuckhead.com.

Contact Information

William E. Matthews, V Vice Chairman and Chief Financial Officer National Commerce Corporation (205) 313-8100 wmatthews@nationalbankofcommerce.com	Charles B. (Charlie) Crawford, Jr. President and Chief Executive Officer Private Bancshares, Inc. (404) 264-7979 CharlieCrawford@privatebankofbuckhead.com

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, NCC will file with the SEC a Registration Statement on Form S-4 to register the shares of NCC common stock to be issued to the shareholders of Private Bancshares. The registration statement will include a proxy statement-prospectus that will be sent to the shareholders of Private Bancshares in connection with their vote on the merger. In addition, NCC may file other relevant documents concerning the proposed merger with the SEC. The material in this press release is not a substitute for the proxy statement-prospectus that NCC will file with the SEC.

INVESTORS IN PRIVATE BANCSHARES ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT-PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NCC, NBC, PRIVATE BANCSHARES, PBB AND THE PROPOSED TRANSACTION, INCLUDING DETAILED RISK FACTORS.

Investors may obtain free copies of these documents, when available, through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement-prospectus also may be obtained, when available, by directing a request to National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, AL 35209, Attention: Corporate Secretary, or to Private Bancshares, Inc., Three Piedmont Center, 3565 Piedmont Road, Atlanta, GA 30305, Attention: Chief Financial Officer, or by accessing the information made available at www.nationalbankofcommerce.com or privatebankofbuckhead.com. The information on either website is not, and shall not be deemed to be, a part of this release or incorporated into other filings that NCC makes with the SEC. A final proxy statement-prospectus will be mailed to the shareholders of Private Bancshares.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation

NCC, Private Bancshares and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the shareholders of Private Bancshares in connection with the proposed transaction. Information about the directors and executive officers of NCC is set forth in NCC’s proxy statement for the 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2016. Additional information regarding the interests of these participants and other persons who may be deemed participants in the solicitation of proxies may be obtained by reading the proxy statement-prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements for which NCC claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in NCC’s future filings with the SEC, in press releases and in oral and written statements made by NCC or with NCC’s approval that are not statements of historical fact and that constitute forward-looking statements within the meaning of the Act. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. With respect to the proposed merger, these risks and uncertainties include the possibility that regulatory and other approvals and conditions to the proposed merger are not received or satisfied on a timely basis or at all, or contain unanticipated terms and conditions; the possibility that modifications to the terms of the transaction may be required in order to obtain or satisfy such approvals or conditions; the receipt and timing of approval of Private Bancshares’ shareholders; delays in closing the merger; difficulties, delays and unanticipated costs in integrating the merging organizations’ businesses or realizing expected cost savings and other benefits; business disruptions as a result of the integration of the merging organizations, including possible loss of customers; diversion of management time to address transaction-related issues; and changes in asset quality and credit risk as a result of the merger. These risks also include a number of factors related to the business of NCC and Private Bancshares and the banking business generally, including various risks to stockholders of not receiving dividends; risks to NCC’s ability to pursue growth opportunities; various risks to the price and volatility of NCC’s common stock; risks associated with NCC’s possible pursuit of future acquisitions; economic conditions in NCC’s and Private Bancshares’ current service areas; system failures; losses of large customers; disruptions in relationships with third-party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing banking; high costs of regulatory compliance; the impact of legislation and regulatory changes on the banking industry; and liability and compliance costs regarding banking regulations.

Forward-looking statements made by NCC in this press release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in NCC’s most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available through the website maintained by the SEC at www.sec.gov or by accessing information available at www.nationalbankofcommerce.com. New risks and uncertainties arise from time to time, and it is impossible for NCC to predict these events or how they may affect it or its anticipated results. NCC has no duty to, and does not intend to, update or revise the forward-looking statements in this press release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.